As filed with the Securities and Exchange Commission on September 1, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	20-4989192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Boxwood Village Drive

Mocksville, North Carolina 27028

(Address of principal executive offices, including zip code)

(336) 751-5755

Registrant’s telephone number, including area code

Bank of Davie Employee Stock Option Plan

Bank of Davie Director Stock Option Plan

BOC Financial Corp Incentive Stock Option Plan

BOC Financial Corp Nonstatutory Stock Option Plan

(Full title of the Plans)

Robert E. Marziano Bank of the Carolinas Corporation 135 Boxwood Village Drive Mocksville, North Carolina 27028 (336) 751-5755 (Name and address of agent for service)	Copy to: William R. Lathan, Jr., Esq. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 (252) 672-5458

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Bank of Davie Incentive Stock Option Plan Common Stock, $5.00 par value	125,471 shares	(2)	$16.58	$2,080,309	$223
Bank of Davie Director Stock Option Plan Common Stock, $5.00 par value	96,582 shares	(2)	$16.58	$1,601,330	$171
BOC Financial Corp Incentive Stock Option Plan Common Stock, $5.00 par value	30,398 shares	(3)	$16.58	$503,999	$54
BOC Financial Corp Nonstatutory Stock Option Plan Common Stock, $5.00 par value	49,918 shares	(3)	$16.58	$827,640	$89
Total	302,369 shares		$16.58	$5,013,278	$537

(1)	Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock issued or issuable under the terms of the Plans and outstanding stock options as a result of stock splits, stock dividends and similar transactions.
(2)	Represents shares of common stock that may be issued by Registrant upon the exercise of outstanding stock options originally granted by Bank of the Carolinas (formerly, Bank of Davie) (the “Bank”) under the Employee Stock Option Plan and Director Stock Option Plan, respectively, and which were assumed by Registrant effective on August 18, 2006, in connection with a statutory share exchange in which Registrant became the Bank’s parent bank holding company (the “Reorganization”), as well as shares that may be issued upon the exercise of stock options granted by Registrant in the future under those plans.
(3)	Represents shares of common stock that may be issued by Registrant upon the exercise of outstanding stock options originally granted by BOC Financial Corp (“BOCF”) under its Incentive Stock Option Plan and Nonstatutory Stock Option Plan, respectively, and which were assumed by the Bank effective on December 31, 2001, in connection with its acquisition of BOCF and which subsequently were assumed by Registrant effective on August 18, 2006, in connection with the Reorganization.
(4)	Calculated solely for purposes of this Registration Statement under Rule 457(h) on the basis of the average of the high and low reported sales prices of Registrant’s common stock on The Nasdaq Capital Market on August 28, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I is omitted from the Registration Statement in accordance with instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Registrant was incorporated on May 30, 2006, by and at the direction of the board of directors of Bank of the Carolinas (the “Bank”) for the sole purpose of acquiring the Bank and serving as the Bank’s parent bank holding company. Effective at the close of business on August 18, 2006 (the “Effective Time”), Registrant acquired the Bank in a statutory share exchange (the “Reorganization”) effected under North Carolina law and in accordance with the terms of an Agreement and Plan of Reorganization and Share Exchange dated June 1, 2006 (the “Agreement”). Prior to the Effective Time, Registrant had no material assets and had not conducted any business or operations except for activities related to its organization and the Reorganization.

Pursuant to the Agreement, at the Effective Time each of the outstanding shares of the Bank’s common stock formerly held by its shareholders was converted into and exchanged for one newly issued share of Registrant’s common stock, and the Bank became Registrant’s wholly-owned subsidiary. Also at the Effective Time, all then outstanding options to purchase shares of the Bank’s common stock (“Stock Options”) were assumed by Registrant and converted into options to purchase the same numbers of shares of Registrant’s common stock stock on the same terms and conditions as previously were in effect with respect to those outstanding Stock Options under the written agreements pertaining thereto and the written plans under which those Stock Options were issued.

At the Effective Time, the Bank’s common stock was registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) by virtue of its listing on The Nasdaq Capital Market. The Bank was subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with Section 12(i) thereof, it filed annual and quarterly reports, proxy statements and other information with the Federal Deposit Insurance Corporation (“FDIC”). As a result of the Reorganization, Registrant has become a successor issuer to the Bank as provided in Rule 12g-3(a) under the Exchange Act, and Registrant’s common stock is deemed to be registered under Section 12(b) of the Exchange Act.

The following documents filed by the Bank with the FDIC under the Exchange Act have been furnished by Registrant as exhibits to its Current Report on Form 8-K dated August 18, 2006, and filed with the Commission under Rule 12g-3(a). As successor issuer to the Bank, Registrant hereby incorporates each of those documents into this Registration Statement by reference:

(i)	The Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2005;

(ii)	The Bank’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006;

(iii)	The Bank’s Current Reports on Form 8-K dated January 24, 2006, March 22, 2006, April 24, 2006, April 26, 2006, June 28, 2006, and July 19, 2006.

Additionally, Registrant’s Current Report on Form 8-K dated August 18, 2006, filed under Rule 12g-3(a), and the description of Registrant’s common stock contained therein, are incorporated herein by reference.

All documents that Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the dates of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Indemnification Under North Carolina Statutes

The North Carolina Business Corporation Act (the “NCBCA”) generally provides for the indemnification of officers and directors of corporations in the manner described below.

Permissible Indemnification. The NCBCA allows corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporations’ request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporations’ best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their boards of directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Indemnification of Registrant’s Directors and Officers

Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law and require Registrant’s board of directors to take all actions necessary and appropriate to authorize such indemnification. Under North Carolina law, corporations may purchase insurance on behalf of persons who are or were their directors or officers against liability arising out of their status as such. Registrant currently maintains a directors’ and officers’ liability insurance policy covering its directors and executive officers.

Elimination of Director Liability

Registrant’s Articles of Incorporation provide that, to the extent permitted by the NCBCA, individuals serving as directors will not be personally liable in an action by or in the right of Registrant or otherwise for monetary damages for breach of their duties as directors. Under this charter provision, if the North Carolina statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Registrant’s directors will be eliminated or limited to the fullest extent permitted by the statutes as amended.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed or furnished herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

4.2	Registrant’s Bylaws (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Bank of the Carolinas (formerly, Bank of Davie) Employee Stock Option Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.2	Form of Bank of the Carolinas (formerly, Bank of Davie) Employee Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.3	Bank of the Carolinas (formerly, Bank of Davie) Director Stock Option Plan, as amended (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.4	Form of Bank of the Carolinas (formerly, Bank of Davie) Director Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.5	BOC Financial Corp 1999 Incentive Stock Option Plan and form of Incentive Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.6	BOC Financial Corp 1999 Nonstatutory Stock Option Plan and form of Nonstatutory Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.7	Section 6.07 of Agreement and Plan of Reorganization and Merger dated July 20, 2001, between Bank of the Carolinas (formerly, Bank of Davie) and BOC Financial Corp pertaining to Bank of the Carolina’s assumption of outstanding BOC Financial Corp stock options (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.8	Sections 1.2(g) and 2.5 of Agreement and Plan of Reorganization and Share Exchange dated June 1, 2006, between Registrant and Bank of the Carolinas pertaining to Registrant’s assumption of the Bank of the Carolina’s Employee Stock Option Plan, Director Stock Option Plan and outstanding stock options (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and,

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mocksville, State of North Carolina, on August 23, 2006.

BANK OF THE CAROLINAS CORPORATION

By:	/S/ Robert E. Marziano
Robert E. Marziano
Chairman, President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors or officers of BANK OF THE CAROLINAS CORPORATION, by his or her signature below, hereby constitutes and appoints each of ROBERT E. MARZIANO and ERIC E. RHODES, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, to execute and sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of each said attorney-in-fact and agent, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ Robert E. Marziano Robert E. Marziano	Chairman, President,and Chief Executive Officer (principal executive officer)	August 23, 2006

/S/ Eric E. Rhodes Eric E. Rhodes	Vice President and Chief Financial Officer (principal financial and accounting officer)	August 23, 2006

/S/ Jerry W. Anderson Jerry W. Anderson	Director	August 23, 2006

/S/ Alan M. Bailey Alan M. Bailey	Director	August 23, 2006

/S/ William A. Burnette William A. Burnette	Director	August 23, 2006

/S/ John A. Drye John A. Drye	Director	August 23, 2006

/S/ Thomas G. Fleming Thomas G. Fleming	Director	August 23, 2006

/S/ John W. Googe John W. Googe	Director	August 23, 2006

/S/ Henry H. Land Henry H. Land	Director	August 23, 2006

/S/ Michael D. Larrowe Michael D. Larrowe	Director	August 23, 2006

/S/ Steven G. Laymon Steven G. Laymon	Director	August 23, 2006

/S/ Grady L. McClamrock, Jr. Grady L. McClamrock, Jr.	Director	August 23, 2006

/S/ Lynne Scott Safrit Lynne Scott Safrit	Director	August 23, 2006

/S/ Francis W. Slate Francis W. Slate	Director	August 23, 2006

/S/ Steven R. Talbert Steven R. Talbert	Director	August 23, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

4.2	Registrant’s Bylaws (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Bank of the Carolinas (formerly, Bank of Davie) Employee Stock Option Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.2	Form of Bank of the Carolinas (formerly, Bank of Davie) Employee Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.3	Bank of the Carolinas (formerly, Bank of Davie) Director Stock Option Plan, as amended (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.4	Form of Bank of the Carolinas (formerly, Bank of Davie) Director Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.5	BOC Financial Corp 1999 Incentive Stock Option Plan and form of Incentive Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.6	BOC Financial Corp 1999 Nonstatutory Stock Option Plan and form of Nonstatutory Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.7	Section 6.07 of Agreement and Plan of Reorganization and Merger dated July 20, 2001, between Bank of the Carolinas (formerly, Bank of Davie) and BOC Financial Corp pertaining to Bank of the Carolina’s assumption of outstanding BOC Financial Corp stock options (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12g-3(a))

99.8	Sections 1.2(g) and 2.5 of Agreement and Plan of Reorganization and Share Exchange dated June 1, 2006, between Registrant and Bank of the Carolinas pertaining to Registrant’s assumption of the Bank’s Employee Stock Option Plan, Director Stock Option Plan and outstanding stock options (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated August 18, 2006 and filed under Rule 12-3(a))